EXHIBIT NO. 99.4

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN

FINANCIAL STATEMENTS
January 1, 2002 and December 31, 2001

SHORELINE FINANCIAL CORPORATION
401(K)/PROFIT SHARING PLAN
Benton Harbor, Michigan

FINANCIAL STATEMENTS
January 1, 2002 and December 31, 2001

REPORT OF INDEPENDENT AUDITORS

Administrative Committee
Chemical Financial Corporation
Benton Harbor, Michigan

RE: SHORELINE FINANCIAL CORPORATION 401(k)/PROFIT SHARING PLAN

We have audited the accompanying statements of net assets available for benefits of Shoreline Financial Corporation 401(k)/Profit Sharing Plan as of January 1, 2002 and December 31, 2001, and the related statement of changes in net assets available for benefits for the period ended January 1, 2002. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of January 1, 2002 and December 31, 2001, and the changes in net assets available for benefits for the period ended January 1, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP

Grand Rapids, Michigan
May 29, 2002

1.

SHORELINE FINANCIAL CORPORATION 401(k)/PROFIT SHARING PLAN
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
January 1, 2002 and December 31, 2001

	January 1, 2002	December 31, 2001
ASSETS
Investments
Common stock	$--	$4,510,425
Shares of registered investment companies	--	8,164,469
Loans to Plan participants	--	227,508
	--	12,902,402

Cash	--	4,776

NET ASSETS AVAILABLE FOR BENEFITS	$--	$12,907,178

See accompanying notes to financial statements.

2.

SHORELINE FINANCIAL CORPORATION 401(k)/PROFIT SHARING PLAN
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
Period ended January 1, 2002

Deductions from net assets attributed to:
Transfer to successor plan (Note 5)	$12,907,180
Total deductions	12,907,180

Net decrease	(12,907,180)

Net assets available for benefits
Beginning of period	12,907,180

End of period	$--

See accompanying notes to financial statements.

3.

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
January 1, 2002 and December 31, 2001

NOTE 1 - DESCRIPTION OF PLAN

The following description of the Shoreline Financial Corporation 401(k)/Profit Sharing Plan (Plan) provides only general information. Participants should refer to the Plan agreement or Summary Plan Description for a more complete description of the Plan's provisions.

General: The Plan was a profit sharing plan and provided for employee contributions under Section 401(k) of the Internal Revenue Code. The Plan was subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Employees with at least one hour of service were entitled to defer a portion of their salary to the plan. After one year of service a participant was entitled to receive an employer match. Two years of service were required before a participant could take part in the profit sharing features of the Plan. A participant was credited with a year of service after completion of 1,000 hours of service during an eligibility period. A participant must have also been at least 18 years of age to become eligible.

Contributions: Plan participants could defer on a pretax basis, up to 15% of their annual gross compensation, as defined in the Plan's document, subject to certain limitations as specified in the Internal Revenue Code. During the period ended January 1, 2002, there were no employee or employer contributions made to the Plan.

Participant Accounts: Each participant's account was credited with the participant's contribution, an allocation of the Company's contribution, if eligible, and plan earnings net of administrative expenses. Allocations were based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's account.

Vesting: Participants were 100% vested in employee contributions and income thereon, at all times. Participants became 100% vested in employer contributions after two years.

Payment of Benefits: On termination of service due to death, disability or retirement, a participant may elect to receive an amount equal to the value of the participant's vested interest in his or her account in either a lump-sum amount, or in annual payments, or more frequently if permitted by the Administrator, over an elected period of years not exceeding the life expectancy of the participant or the joint life expectancy of the participant and a beneficiary. For termination of service due to other reasons, a participant may transfer the value of the vested interest in his or her account to the trustee or custodian of another qualified retirement plan or receive a lump-sum distribution.

(Continued)

4.

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
January 1, 2002 and December 31, 2001

NOTE 1 - DESCRIPTION OF PLAN (Continued)

Investment Options: Upon enrollment in the Plan, a participant may direct employee and employer contributions to any of eleven investment options. Participants may change their investment options at any time.

Participant Loans: Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50 percent of their vested account balance. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loan Fund. The term of the loan shall not exceed five years and shall have a stated maturity date not later than the date of the first expected distribution to the participant. The loan shall bear a reasonable rate of interest which shall be the prevailing rate charged by lenders for a loan of a similar type.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The policies and principles which significantly affect the determination of net assets and results of operations are summarized below.

Accounting Method: The Plan's financial statements are prepared on a basis of accounting in conformity with generally accepted accounting principles.

Investment Valuation and Income Recognition: The Plan's investments are stated at fair value. Quoted market prices are used to value investments. Shares of registered investment companies are valued at the net asset value of shares held by the Plan at year-end. Loans to Plan participants are stated at cost which approximates fair value.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, and actual results may differ from these estimates.

Payment of Benefits: Benefits are recorded when paid.

(Continued)

5.

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
January 1, 2002 and December 31, 2001

NOTE 3 - INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan's net assets at December 31, 2001. There were no plan assets at January 1, 2002.

	Units or Shares	Fair Value
Shares of Registered Investment Companies
Federated Investors Money Market	899,615	$899,615
Federated Max-Cap Index fund	32,255	750,901
Federated Mid-Cap Index fund	76,511	1,294,568
Fidelity Magellan fund	18,065	1,882,691
Fidelity Blue Chip Growth fund	33,968	1,458,579

Chemical Financial Corporation common stock	149,848	4,510,425

NOTE 4 - TAX STATUS

The Shoreline Financial Corporation 401(k)/Profit Sharing Plan is a prototype plan, and uses a standardized Plan document sponsored by Chemical Bank & Trust Company (Chemical). The Internal Revenue Service has determined and informed Chemical by letter dated February 8, 1993, that the prototype plan is designed in accordance with the applicable sections of the Internal Revenue Code (IRC) for tax exempt status. The Plan Administrator believes the Plan is being operated in accordance with the terms of the Plan document

NOTE 5 - PLAN MERGER

Effective January 1, 2002, all assets of the Plan were merged into the Chemical Financial Corporation 401(k) Savings Plan. For compliance purposes, this was treated as a trustee-to-trustee transfer.

(Continued)

6.

SHORELINE FINANCIAL CORPORATION
401(k)/PROFIT SHARING PLAN
NOTES TO FINANCIAL STATEMENTS
January 1, 2002 and December 31, 2001

NOTE 6 - PARTY-IN-INTEREST TRANSACTIONS

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the employer and certain others. Professional fees for the administration and audit of the Plan were paid by the Company.

The Plan held the following party-in-interest investments (at fair value):

	January 1, 2001	December 31, 2001

Chemical Financial Corporation common stock, 0 and
149,848 shares, respectively	$--	$4,510,425

7.